UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2011

Commission File Number: 000-53462

BUCKINGHAM EXPLORATION INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

98-054-3851
(IRS Employer Identification Number)

Suite 418-831 Royal Gorge Blvd.
Cañon City, CO 81212, USA
(Address of principal executive offices)

(604) 737 0203
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Purchase of Domain Name

On September 22, 2011, we entered into a Domain Purchase Agreement with Christopher Robin Relph, a director and officer of our company, pursuant to which we acquired from Mr. Relph all rights, title and interest in and to the domain name “Buckingham.com” and related property rights, including all intellectual property rights and rights related to website and internet traffic associated with the domain name. Although the domain name had received a valuation in excess of $75,000, we acquired the domain name and all related property rights from Mr. Relph for consideration of $10,000. Under the agreement, Mr. Relph has agreed to complete the transfer the domain name and all related property rights to us within 10 days of the date of the agreement. The agreement contains representations and warranties customary for agreements of this type. A copy of the agreement is attached as an exhibit hereto and this description of the agreement is qualified in its entirety by reference thereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensators Arrangements of Certain Officers

On September 22, 2011, we appointed Simon Eley, a director of our company, as our President and Chief Executive Officer, in place of Christopher Robin Relph. Mr. Relph, a director of our company, was appointed as Chairman of our board of directors.

The following sets forth information relating to our current directors and officers:

Christopher Robin Relph, age 62, Chairman, Chief Financial Officer and Director

Mr. Relph is our founder and was our President and CEO from April 4, 2006 to September 22, 2011, and has been a director and CFO since April 4, 2006. From May 2002 to April 2006, Mr. Relph's principal occupation was acting as the President of Garuda Capital Corp., a company formerly in the businesses of mining and chocolate manufacturing, and formerly quoted on the Pink Sheets. For the past 15 years, Mr. Relph has been the managing director of Buckingham Securities Ltd., an investment company in London, UK. As a former member of various international stock exchanges and the London Life Market, Mr. Relph has considerable experience in public company affairs, fund raising and deal structuring. Mr. Relph is also Chairman of the Rigpa Foundation, a charitable trust.

Simon Eley, age 39, President, Chief Executive Officer and Director

Mr. Eley has been a director since December 20, 2010. He is an Australian solicitor with wide experience in the resources sector. Mr. Eley is currently a director of Auricup Resources Ltd and was a director of Aragon Resources Ltd. He led the team that secured the Central Murchison Gold Project which became Aragon's core asset with approximately 2 million ounces in JORC compliant resources. Aragon was taken over by Westgold Resources Ltd in 2011 valuing Aragon at $76 million. He worked for Woodside in Mauritania, West Africa in an advisory and commercial role dealing with government, joint venture partners and local and international contractors. He has also worked for Aquila Resources, Manhattan Corporation, Clough and Clayton Utz. Mr. Eley’s experience includes capital raisings, corporate matters, various commercial arrangements (including joint venture and farm-in agreements), and matters relating to mining law, toll treatment arrangements, litigation and alternative dispute resolution. At Aquila and Manhattan he was engaged in corporate management and strategy. He also has hands on experience in operating base metal and gold mines in Western Australia and the Northern Territory.

Karim Lalani, age 45, Corporate Secretary

Mr. Lalani was appointed our Corporate Secretary effective August 1, 2011. Mr. Lalani has over 15 years of experience as an attorney practicing primarily in the areas of corporate finance and securities law, mergers and acquisitions and corporate and commercial law. He has represented a number of domestic and international clients in transactions of various types and sizes, including U.S and cross border public and private equity and debt financings and mergers and acquisitions, as well as providing advice on corporate governance and regulatory compliance matters. Mr. Lalani received an LL.B. from the University of Ottawa, Canada in 1994 and is a member of the Washington State Bar Association and Law Society of British Columbia, Canada.

There are no family relationships among our directors and officers. There are no related party transaction with our directors and officers, except that during the years ended May 31, 2011 and 2010, we incurred $104,000 and $213,173, respectively, due to Christopher Robin Relph, which represent unpaid management fees, cash advances and expenses paid on behalf of the Company. These amounts are unsecured, non-interest bearing and have no repayment terms. We plan to enter into management agreements with our officers in due course.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Domain Purchase Agreement between the Company and Christopher Robin Relph dated September 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2011	BUCKINGHAM EXPLORATION INC.

	By:	/s/ Christopher Robin Relph
Christopher Robin Relph
Chairman and Director